Exhibit 4.2

ADITX THERAPEUTICS, INC.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is dated _____________ ___, 2018, by and between the undersigned, identified on the Signature Page hereto (the “Investor”), and ADITX THERAPEUTICS, INC., a Delaware corporation (the “Company”).

WHEREAS, the Company has authorized the sale and issuance of a minimum of 1,000,000 Units (the “Minimum Amount”) and up to a maximum of 1,666,666 Units (the “Units”), each Unit consisting of one share of common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock for $7.50 from the date of issuance until the third (3rd) anniversary of the date of issuance, on a “best efforts” basis at an initial public offering price of $6.00 per Unit (the “Purchase Price”);

WHEREAS, the offering and sale of the Units (the “Offering”) are being made pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), and the Company has filed an Offering Statement on Form 1-A (File No. 024-10825) (the “Offering Statement”) under Tier 2 of Regulation A with the U.S. Securities and Exchange Commission (the “Commission”) which was qualified __________, 2018;

WHEREAS, the Company has entered into an Underwriting Agreement, dated ____________, 2018 (the “Underwriting Agreement”), with Network 1 Financial Securities, Inc., a FINRA-registered broker/dealer, to act as the placement agent of the Units in the Offering (the “Underwriter”);

WHEREAS, the Company, Underwriter and MVB Bank, Inc. have entered into an Escrow Agreement, dated July 3, 2018 (the “Escrow Agreement”), pursuant to which MVB Bank, Inc. has agreed to serve as the escrow agent in connection with the Offering (the “Escrow Agent”); and

WHEREAS, the Investor desires to purchase a certain amount of Units from the Company.

NOW, THEREFORE, in consideration of the foregoing and of the covenants contained herein, the sufficiency of which is hereby mutually accepted, the parties hereby agree as follows:

1.	Subscription.

a.	Investor agrees to buy and the Company agrees to sell and issue to Investor such number of Units as set forth on the signature page hereto (the “Signature Page”), for an aggregate purchase price equal to the product of (x) the aggregate number of Units the Investor has agreed to purchase and (y) the Purchase Price per Share.

b.	The Units are being offered by the Underwriter on a “best efforts, minimum/maximum” basis. The completion of the purchase and sale of the Units (the “Closing”) shall take place at a place and time (the “Closing Date”) to be specified by the Company and Underwriter in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Upon satisfaction or waiver of all the conditions to closing set forth in the Underwriting Agreement and Offering Statement, at the Closing, (i) the Investor shall pay the Purchase Price by check, ACH transfer, or by wire transfer of immediately available funds to the Company’s escrow account per wire instructions as provided on the signature line below, and (ii) the Company shall cause the Units to be delivered to the Investor with the delivery of the Units to be made through the facilities of The Depository Trust Company’s (“DTC”) DWAC system in accordance with the instructions set forth on the signature page attached hereto under the heading “DWAC Instructions” (or, if requested by the Investor on the signature page hereto, through the physical delivery of certificates evidencing the Units to the residential or business address indicated thereon).

c.	The Underwriter and any participating broker dealers (the “Members”) shall confirm, via the selected dealer agreement or master selected dealer agreement that it will comply with rule 15c2-4. As per rule 15c2-4 and notice to members 84-7 (the “Rule”), all checks that are accompanied by a subscription agreement will be promptly sent along with the subscription agreements to the escrow account by noon the next business day. In regards to monies being wired from an Investor’s bank account, the Members shall request the Investors send their wires by the next business day, however, we cannot insure the Investors will forward their respective monies as per the Rule. In regards to monies being sent from an Investor’s account held at the participating broker, the funds will be “promptly transmitted” to the Escrow Agent following the receipt of a completed subscription document and completed wire instructions by the Investor to send funds to the escrow account. Absent unusual circumstances, funds in customer accounts will be transmitted by noon of the next business day. In the event that funds are sent in and the Offering does not close for any reason prior to the Termination Date set forth in the final Offering Statement, all funds will be returned to Investors promptly in accordance with the escrow agreement terms and applicable law.

2.	Procedure.

a.	Prior to the Closing Date (as defined below), the Investor will:

i.	Complete and execute this Subscription Agreement and deliver it to the Underwriter at the address set forth below for forwarding to the Company:

Network 1 Financial Securities, Inc.

The Galleria, Building 2

2 Bridge Avenue

Red Bank, NJ 07701

Attn: Damon D. Testaverde, Director of Investment Banking

T: (732) 758-9001

F: (732) 758-6671

ii.	Deliver funds in an amount equal to the Purchase Price multiplied by the number of Units to which such Investor has subscribed to the Escrow Agent via checks made payable to the order of “ ADiTx Therapeutics, Inc. MVB Bank, Inc., as Escrow Agent” or wire transfer to:

ABA No.: ________

Beneficiary: _________

Attn: __________

Account No.: _________

SWIFT Code: ____________

3.	Closing Date; Termination Date. If the Escrow Agent shall have received at least an aggregate amount of $6,000,000 (the “Requisite Funds”) on or before 5:00 p.m., New York City time, on ___________, 2018 (the “Termination Date”), the Escrow Agent will release the balance of the Escrow Account for collection by the Company and the Underwriter as provided in the Escrow Agreement and the Company shall deliver the Units being purchased on the Closing Date to the Investors, through the facilities of DTC, and such Units shall be registered in such name or names and shall be in such denominations, as the Underwriter may request by written notice to the Company (the “Closing”). The cost of original issue tax stamps and other transfer taxes, if any, in connection with the issuance and delivery of the Units by the Company to the respective Investors shall be borne by the Company. The date on which the Escrow Agent releases the balance of the Escrow Account for collection by the Company and the Underwriter against delivery of the Units to the Investors as described above, is hereinafter referred to as the “Closing Date.”

4.	Return of Funds. If the Requisite Funds have not been received by the Escrow Agent or the Company’s listing application with The NASDAQ Stock Market does not get approved on or before the Termination Date, the Offering will be deemed terminated, the Escrow Agent will promptly return the funds to the Investors without interest or deduction and the Underwriter shall not be entitled to any compensation hereunder.

5.	Investor Representations.

a.	The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Prospectus prior to or in connection with the receipt of this Subscription Agreement.

b.	The Investor represents that it understands and hereby acknowledges that the Investor’s subscription for the Units indicated on the Signature Page hereto may be accepted or rejected in whole or in part by the Company, for any reason and in their sole and absolute discretion.

c.	The Investor represents that, except as set forth below, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or an Associated Person (as such term is defined under the FINRA’s NASD Membership and Registration Rules Section 1011) as of the Closing, and (iii) neither the Investor nor any group of Investors (as such term is used in Rule 13d-5 under the Exchange Act (as defined below)) of which the Investor is a part in connection with the Offering, acquired, or obtained the right to acquire, 10% or more of the Units (or securities convertible into or exercisable for Units) or the voting power of the Company on a post-transaction basis.

Exceptions: _________________________________________________

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

d.	The Investor has all requisite authority (and in the case of an individual, the capacity) to purchase the Units, enter into this Subscription Agreement and to perform all the obligations required to be performed by the Investor hereunder, and such purchase will not contravene any law, rule or regulation binding on the undersigned or any investment guideline or restriction applicable to the undersigned.

6.	Acceptance. No offer by the Investor to buy Units will be accepted and no part of the Purchase Price will be delivered to the Company until the Company has accepted such offer, or a portion thereof, by countersigning a copy of this Subscription Agreement and delivering a fully-executed version of this Subscription Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to such execution and delivery by the Company. If the Company rejects a subscription, or a portion thereof, for the Units, the deposited Purchase Price for the rejected subscription, or a portion thereof as the case may be, shall be returned by the Escrow Agent to the Investor, without interest thereon or deduction therefrom.

7.	Company Confirmation. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s signed counterpart to this Subscription Agreement, together with the Prospectus (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of the Units to such Investor.

8.	Not a Firm Commitment Offering. The Investor acknowledges that the Offering is being conducted on a “best efforts” basis and is not being underwritten on a “firm commitment” basis by the Underwriter.

9.	Termination. In the event that the Underwriter Agreement is terminated by the Underwriter pursuant to the terms thereof, this Subscription Agreement shall terminate without any further action on the part of the parties hereto.

10.	Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be mailed (registered or certified mail, return receipt requested), personally delivered or sent by facsimile transmission and confirmed, or by electronic transmission via PDF, and shall be deemed given when so delivered or faxed and confirmed or transmitted or if mailed, two days after such mailing.

If to the Underwriter:

Network 1 Financial Securities, Inc.

Galleria, Penthouse

2 Bridge Avenue, Building 2

Red Bank, NJ 07701

Attn: Damon D. Testaverde, Chief Executive Officer

Fax No.: (732) 758-6671

With a copy (which shall not constitute notice) to:

Magri Law, LLC

2642 NE 9th Ave.

Fort Lauderdale, FL 33334

Attn: Philip Magri

Email: pmagri@magrilaw.com

Fax No.: (646) 836-9200

If to the Company:

ADiTx Therapeutics, Inc.

11161 Anderson Street, Suite 105-10014

Loma Linda, CA 92354

Attn: Amro Albanna, Chief Executive Officer

Telephone: (909) 488-0844

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attn: Richard A. Friedman

Telephone: (212) 653-8700

11.	Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

12.	Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

13.	Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

14.	Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

15.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

IN WITNESS WHEREOF, the Investor has executed this Subscription Agreement as of the date written below.

Issuer:	ADiTx Therapeutics, Inc.
Purchase Price per Unit:	$6.00
Number of Units being Purchased by Investor:	__________________
Total Purchase Price (Number of Units multiplied by Purchase Price:	$__________________

INVESTOR:	CO-INVESTOR:

Name of Investor	Name of Co-Investor, if applicable

Signature of Investor	Signature of Co-Investor, if applicable

Social Security Number (SSN) or Fed Tax ID (EIN)	Social Security Number (SSN) or Fed Tax ID (EIN)

Date:	Date:

The Units subscribed for hereby are being purchased as follows:

(Check One)

____ individually

____ joint tenants

____ joint tenants with right of survivorship

____ tenants in common

____ partnership

____ limited liability company

____ as custodian, trustee or agent for _____________________ corporation

Investor’s Name and Address (please print)	Co-Investor’s Name Address (please print):

Email address:	Email address:

DELIVERY INSTRUCTIONS:

Please deliver my shares to my Network 1 Account number: __________________________________

OR

Please Deliver shares to:

DTC Participant Number:

Name of Account at DTC Participant being credited with the Units:

Account Number at DTC Participant being credited with the Units:

The foregoing Subscription is hereby accepted.

ADTIX THERAPEUTICS, INC.

By:
	Name:	Amro Albanna
	Title:	Chief Executive Officer

Date: